Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Mary Skafidas Investor and Public Relations (212) 521-2788

LOEWS CORPORATION REPORTS
NET INCOME FOR THE SECOND QUARTER OF 2012

BOOK VALUE PER SHARE OF $49.31, AN INCREASE
OF 4.2% FROM DECEMBER 31, 2011

NEW YORK, July 30, 2012—Loews Corporation (NYSE:L) today reported net income for the 2012 second quarter of $56 million, or $0.14 per share, compared to $250 million, or $0.61 per share, in the 2011 second quarter.  Net income for the six months ended June 30, 2012 was $423 million, or $1.06 per share, compared to $629 million, or $1.53 per share, in the prior year period.

Net income for the three and six months ended June 30, 2012 includes after tax non-cash ceiling test impairment charges of $142 million and $170 million at HighMount Exploration & Production LLC related to the carrying value of its natural gas and oil properties reflecting declines in natural gas and NGL prices.

Book value per share increased to $49.31 at June 30, 2012 from $47.33 at December 31, 2011 and $46.63 at June 30, 2011.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2012	2011	2012	2011

Income before net investment gains and impairment charges	$186	$238	$562	$605
Non-cash ceiling test impairment charges	(142)		(170)
Net investment gains	12	12	31	24
Net income attributable to Loews Corporation	$56	$250	$423	$629

Net income per share	$0.14	$0.61	$1.06	$1.53
Book value per share at:
June 30, 2012	$49.31
December 31, 2011	47.33
June 30, 2011	46.63

Three Months Ended June 30, 2012 Compared to 2011

Excluding the ceiling test impairment charge, Loews adjusted net income in 2012 would have been $198 million, as compared to $250 million in the 2011 second quarter. The decrease is primarily due to lower earnings at Diamond Offshore Drilling, Inc. and decreased performance of equity and limited partnership investments at the parent company. These decreases were partially offset by higher earnings at CNA Financial Corporation and Boardwalk Pipeline Partners, LP.

CNA’s earnings increased primarily as a result of lower catastrophe losses and improved non-catastrophe current accident year underwriting results partially offset by lower net investment income due to decreased limited partnership results.

Diamond Offshore’s earnings decrease resulted primarily from lower rig utilization as more rigs were undergoing special surveys, a decrease in average dayrate, and an increase in contract drilling expenses reflecting the costs of the special surveys. These decreases were partially offset by a $23 million gain (after tax and noncontrolling interests) from the sale of five jack-up rigs in the second quarter of 2012.

Boardwalk Pipeline’s earnings increased primarily due to the contribution from Boardwalk HP Storage Company which was acquired in December 2011 as well as the prior year impact of an impairment charge related to steel pipe materials.

Six Months Ended June 30, 2012 Compared to 2011

Excluding the ceiling test impairment charge, Loews adjusted net income in 2012 would have been $593 million, as compared to $629 million in the 2011 period. The decrease is primarily due to lower earnings at Diamond Offshore and decreased parent company investment income, partially offset by higher earnings at CNA.

SHARE REPURCHASES

At June 30, 2012, there were 395.6 million shares of Loews common stock outstanding. During the three months and six months ended June 30, 2012, the Company purchased 1.3 million shares of its common stock at an aggregate cost of $51 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, today. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 97810929. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for 10:00 a.m. EDT, today. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (800) 500-6404, or for international callers, (719) 325-2409. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the second quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. EDT, today. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (800) 237-9752 or for international callers, (617) 847-8706. The conference ID number is 97546722. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the second quarter results of Diamond Offshore was held on Thursday, July 19, 2012. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 61% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information by Segment

	June 30,
(In millions)	Three Months		Six Months
	2012	2011	2012	2011
Revenues:
CNA Financial	$2,224	$2,183	$4,593	$4,485
Diamond Offshore (a)	793	892	1,589	1,701
Boardwalk Pipeline	277	263	591	574
HighMount	69	98	145	202
Loews Hotels	94	89	174	169
Investment income (loss) and other	(89)	(2)	(12)	37
	3,368	3,523	7,080	7,168
Investment gains (losses):
CNA Financial	22	19	54	41
Corporate and other	(2)		(2)	1
	20	19	52	42
Total	$3,388	$3,542	$7,132	$7,210

Income (Loss) Before Income Tax:
CNA Financial	$211	$160	$545	$470
Diamond Offshore (a)	246	343	498	639
Boardwalk Pipeline (b)	66	13	158	95
HighMount
Operations	5	24	15	53
Ceiling test impairment charge	(222)		(266)
Loews Hotels	11	11	18	14
Investment income (loss), net	(85)		(9)	41
Other (c)	(38)	(22)	(56)	(49)
	194	529	903	1,263
Investment gains (losses):
CNA Financial	22	19	54	41
Corporate and other	(2)		(2)	1
	20	19	52	42
Total	$214	$548	$955	$1,305

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$138	$101	$345	$288
Diamond Offshore (a)	94	125	181	242
Boardwalk Pipeline (b)	25	5	60	38
HighMount
Operations	3	15	9	34
Ceiling test impairment charge	(142)		(170)
Loews Hotels	6	6	10	8
Investment income (loss), net	(56)	1	(6)	28
Other (c)	(24)	(15)	(37)	(33)
	44	238	392	605
Investment gains (losses):
CNA Financial	13	12	32	24
Corporate and other	(1)		(1)
	12	12	31	24
Net income attributable to Loews Corporation	$56	$250	$423	$629

(a)
Includes a $51 million gain ($23 million after tax and noncontrolling interests) and $76 million gain ($32 million after tax and noncontrolling interests) for the three and six months ended June 30, 2012 related to the sale of jack up rigs.

(b)
Includes an impairment charge of $28 million ($11 million after tax and noncontrolling interests) for the three and six months ended June 30, 2011 related to the carrying value of certain steel pipe materials.

(c)	Consists primarily of corporate interest expense and other unallocated expenses.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	June 30,
(In millions, except per share data)	Three Months		Six Months
	2012	2011	2012	2011
Revenues:
Insurance premiums	$1,668	$1,595	$3,317	$3,210
Net investment income	386	519	1,112	1,180
Investment gains	20	19	52	42
Contract drilling revenues	726	870	1,481	1,659
Other	588	539	1,170	1,119
Total	3,388	3,542	7,132	7,210

Expenses:
Insurance claims & policyholders’ benefits	1,348	1,367	2,729	2,731
Contract drilling expenses	405	388	802	750
Other (a)	1,421	1,239	2,646	2,424
Total	3,174	2,994	6,177	5,905

Income before income tax	214	548	955	1,305
Income tax expense	(16)	(144)	(238)	(339)

Net income	198	404	717	966
Amounts attributable to noncontrolling interests	(142)	(154)	(294)	(337)
Net income attributable to Loews Corporation	$56	$250	$423	$629

Diluted income per share attributable to Loews Corporation	$0.14	$0.61	$1.06	$1.53

Weighted diluted number of shares	397.13	408.74	397.30	411.27

(a)
Includes non-cash impairment charges of $222 million ($142 million after tax) and $266 million ($170 million after tax) for the three and six months ended June 30, 2012 related to the carrying value of HighMount's natural gas and oil properties.